EXHIBIT 24.1

     Power of Attorney. Know all persons by these presents that each person whose signature appears below constitutes and appoints Geoff McCord as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Schedule 13D filed on behalf of each or them with respect to their beneficial ownership of Greyhound Lines, Inc., and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated:  July 24, 1995


/s/ Herbert Abramson
Herbert Abramson


/s/ John C. Clark                       /s/ Gerald R. Connor
John C. Clark                           Gerald R. Connor


/s/ Bryan Rakusin                       /s/ Gerald P. Reid
Bryan Rakusin                           Gerald P. Reid


/s/ J. Cameron MacDonald                /s/ Donald H. Carlisle
J. Cameron MacDonald                    Donald H. Carlisle


/s/ Christine Chin                      /s/ Peter Chin
Christine Chin                          Peter Chin


/s/ David Dorion                        /s/ Richard Hermon
David Dorion                            Richard Hermon


 /s/ Robin Randall
Robin Randall